EXHIBIT 99.1

Apyx Medical Corporation Reports First Quarter 2026 Financial Results

• Reported total revenue of $12.5 million in the first quarter of 2026 primarily driven by 36% growth in the Surgical Aesthetics segment
• Raised total revenue guidance for FY2026 to a range of $59.0 million to $60.0 million
• Management to host a conference call today at 8:00 a.m. ET

CLEARWATER, FL — May 7, 2026 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the leader in surgical aesthetics marketed and sold as Renuvion® and the AYON Body Contouring System™ (AYON), today reported financial results for its first quarter ended March 31, 2026.

Recent Financial and Operating Highlights:

•	Reported total revenue of $12.5 million in the first quarter of 2026, compared with $9.4 million in the same period last year.
◦

Surgical Aesthetics revenue increased to $10.7 million in the first quarter of 2026, compared to $7.9 million in the first quarter of 2025, which was the result of domestic sales of AYON, Renuvion generators internationally, and single use handpieces worldwide.

◦	OEM revenue was approximately $1.8 million in the first quarter of 2026, representing an increase of 13.8% from the same period last year.
•	Net loss attributable to stockholders of $2.1 million in the first quarter of 2026 compared with a net loss attributable to stockholders of $4.2 million in the first quarter of 2025.
•	Adjusted EBITDA loss was $0.3 million for the first quarter of 2026, compared with Adjusted EBITDA loss of $2.4 million for the first quarter of 2025.
•	International sales exceeded expectations, driven in part by sales of the Apyx One Console and single‑use handpieces in South Korea following regulatory approval in December 2025. South Korea represents an attractive growth market, with the cosmetic surgery market estimated at $1.7 billion in 2024 and projected to exceed $3.9 billion by 2031.
•	Renuvion won the 2026 NewBeauty award for “Best Minimally Invasive Skin Tightener” for the second year in a row.

“Our first quarter results reflect continued execution against our commercial strategy, with strong revenue growth driven by adoption of AYON in the U.S., increasing demand for Renuvion internationally and an increase in handpieces worldwide,” said Charlie Goodwin, President and Chief Executive Officer. “During the quarter, our team delivered on several fronts, including growing Surgical Aesthetic sales including expansion of AYON and exceeding expectations in key international markets such as South Korea. Taken together, this performance reinforces our confidence in the business and supports our decision to raise our revenue outlook for the full year 2026”

The following tables present revenue by reportable segment and geography:

	Three Months Ended
	March 31,
(In thousands)	2026	2025	$ Change	% Change
Surgical Aesthetics	$10,734	$7,887	$2,847	36.1%
OEM	1,756	1,543	213	13.8%
Total	$12,490	$9,430	$3,060	32.4%

	Three Months Ended
	March 31,
(In thousands)	2026	2025	$ Change	% Change
Domestic	$8,112	$6,743	$1,369	20.3%
International	4,378	2,687	1,691	62.9%
Total	$12,490	$9,430	$3,060	32.4%

First Quarter 2026 Results:

Total revenue for the three months ended March 31, 2026, increased to $12.5 million, compared with $9.4 million in the prior year period. Surgical Aesthetics segment sales increased 36.1%, or $2.8 million, to approximately $10.7 million for the three months ended March 31, 2026, when compared with $7.9 million for the three months ended March 31, 2025. The Surgical Aesthetics sales increase was driven by sales of AYON, as the Company commenced the commercial launch in the third quarter of 2025, increased sales of generators internationally and increased volume of single-use handpieces in both domestic and international markets. These increases were partially offset by decreases in domestic sales of generators, including upgrades to the Apyx One Console, where the purchase of AYON was not part of the sale and upgrades to the Apyx One Console in international markets. OEM segment sales increased 13.8%, or approximately $0.2 million, to $1.8 million for the three months ended March 31, 2026 when compared with $1.5 million for the three months ended March 31, 2025. The increase in OEM sales was due to increases in sales volume to existing customers. While OEM segment sales increased for the three month period, with the increased focus on Surgical Aesthetics, it is expected that OEM segment revenue will decrease for the year and that this trend will continue over time.

Gross profit for the three months ended March 31, 2026, increased to $7.9 million, compared with $5.7 million for the same period in the prior year. Gross margin for the three months ended March 31, 2026, was 63.5%, compared to 60.1% for the same period in 2025. The increase in gross margin for the three months ended March 31, 2026 from the prior year period is primarily attributable to mix between the Company’s segments with Surgical Aesthetics comprising a higher percentage of total sales and product mix within the OEM segment. This was partially offset by geographic mix, with international sales comprising a higher percentage of total sales and tariffs that began effecting the Company in the second half of 2025.

Operating expenses were essentially flat at $8.8 million for the three month period ended March 31, 2026, compared with $8.7 million in the same period last year. The slight increase in operating expenses was driven by a $0.2 million increase in salaries and related costs and a $0.1 million increase in selling, general and administrative expenses. These increases were partially offset by a $0.1 million decrease in professional services and a $39,000 decrease in research and development.

Other expense, net was relatively flat at $1.1 million for each of the three months ended March 31, 2026 and 2025.

Net loss attributable to stockholders was $2.1 million, or $0.05 per share, for the three months ended March 31, 2026, compared with $4.2 million, or $0.10 per share, in the prior year period.

Adjusted EBITDA loss for the three months ended periods ended March 31, 2026 was $0.3 million as compared with an Adjusted EBITDA loss of $2.4 million for the three months ended March 31, 2025.

As of March 31, 2026, the Company had cash and cash equivalents of $31.1 million. Management believes based on its projections, including the uptake of the AYON platform, working capital management and its strict cost controls, the Company will yield cash through 2027.

Financial Guidance for Full Year 2026:

The Company announced an upward revision to select financial guidance targets for the year ending December 31, 2026:

•

Total revenue in the range of $59.0 million to $60.0 million, up from the previous guidance of $57.5 million to $58.5 million. This is compared with $52.8 million reported for the year ended December 31, 2025.

◦	Total revenue guidance assumes:
▪

Surgical Aesthetics revenue is expected to be in the range of $54.0 million to $55.0 million, up from the previous guidance of $53.0 million to $54.0 million.  This is compared with approximately $45.3 million reported for the year ended December 31, 2025.

▪	OEM revenue is expected to be approximately $5.0 million, up from $4.5 million. This is compared with approximately $7.5 million for the year ended December 31, 2025.
•	Total Company continues to expect operating expenses of less than $45.0 million for the year ended December 31, 2026.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time today, May 7th to discuss the results of the first quarter ended March 31, 2026, followed by a question-and-answer session. To listen to the call by phone, interested parties may dial 800-717-1738 (or 646-307-1865 for international callers) and provide access code 81537. Participants should ask for the “Apyx Medical Corporation Call”. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and accessible directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1756969&tp_key=a974a13b10

An archive of the webcast will be accessible approximately one hour after the live event ends on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Jeremy Feffer, Managing Director, LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com

About AYON Body Contouring System™:

AYON is a groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates advanced fat removal technologies, Renuvion’s tissue contraction and electrosurgical capabilities, empowering surgeons to deliver the most comprehensive body contouring treatments for patients. With advanced features like LIFT Technology for real-time adjustments and Renuvion for enhanced tissue contraction, AYON sets a new standard in surgical care, streamlining procedures and maximizing patient outcomes. Backed by Apyx Medical’s expertise and evidence-based design, AYON delivers consistent, reliable performance and an unmatched return on investment. As the first of its kind, AYON is revolutionizing body contouring and shaping the future of aesthetic surgery.

About Apyx Medical Corporation:

Apyx Medical Corporation is a surgical aesthetics company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® and the AYON Body Contouring SystemTM in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents.
The AYON Body Contouring System is an FDA-cleared, groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates fat removal, closed loop contouring, electrosurgical capabilities and Renuvion for tissue contraction, empowering surgeons to deliver the most comprehensive body contouring treatments for patients.
The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Sales, net	$12,490	$9,430
Cost of sales	4,565	3,765
Gross profit	7,925	5,665
Other costs and expenses:
Research and development	765	804
Professional services	1,242	1,365
Salaries and related costs	3,253	3,081
Selling, general and administrative	3,576	3,466
Total other costs and expenses	8,836	8,716
Loss from operations	(911)	(3,051)
Interest income	244	304
Interest expense	(1,369)	(1,376)
Other income, net	36	—
Total other expense, net	(1,089)	(1,072)
Loss before income taxes	(2,000)	(4,123)
Income tax expense	143	49
Net loss	(2,143)	(4,172)
Net loss attributable to non-controlling interest	(35)	(22)
Net loss attributable to stockholders	$(2,108)	$(4,150)

Loss per share:
Basic and diluted	$(0.05)	$(0.10)

APYX MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31, 2026
	(Unaudited)	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$31,137	$31,740
Trade accounts receivable, net of allowance of $1,014 and $1,020	12,755	16,776
Inventories, net of provision for obsolescence of $1,100 and $1,207	9,536	8,602
Prepaid expenses and other current assets	1,367	1,353
Total current assets	54,795	58,471
Property and equipment, net of accumulated depreciation and amortization of $4,344 and $4,293	2,235	2,371
Operating lease right-of-use assets	4,092	4,218
Finance lease right-of-use assets	22	28
Other assets	1,881	1,752
Total assets	$63,025	$66,840
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,629	$3,058
Accrued expenses and other current liabilities	6,377	8,214
Current portion of operating lease liabilities	420	407
Current portion of finance lease liabilities	21	21
Total current liabilities	9,447	11,700
Long-term debt, net of debt discounts and issuance costs	35,087	34,849
Long-term operating lease liabilities	3,926	4,051
Long-term finance lease liabilities	7	12
Long-term contract liabilities	1,131	1,050
Other liabilities	339	347
Total liabilities	49,937	52,009
EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 41,868,436 issued and outstanding as of March 31, 2026, and 41,785,946 issued and outstanding as of December 31, 2025	42	42
Additional paid-in capital	104,020	103,620
Accumulated deficit	(91,230)	(89,122)
Total stockholders’ equity	12,832	14,540
Non-controlling interest	256	291
Total equity	13,088	14,831
Total liabilities and equity	$63,025	$66,840

APYX MEDICAL CORPORATION
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)

Use of Non-GAAP Financial Measure

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, stock-based compensation expense and other significant non-recurring items.

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

	Three Months Ended
(In thousands)	March 31,
	2026	2025
Net loss attributable to stockholders	$(2,108)	$(4,150)
Interest income	(244)	(304)
Interest expense	1,369	1,376
Income tax expense	143	49
Depreciation and amortization	202	138
Stock-based compensation	312	451
Adjusted EBITDA	$(326)	$(2,440)